EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A/A of our independent auditors’ report dated June 19, 2017 on our audit related to the consolidated financial statements of To The Stars Academy of Arts and Science Inc. formerly To The Stars, Inc. which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholder’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

September 15, 2017